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                         CAPITAL CONTRIBUTION AGREEMENT

         This is an Agreement (the "Agreement") dated November 2, 2001 among CVG Investment LLC (the "Company"), a Delaware limited liability company, Three Cities Fund III, L.P. ("TCF III"), a Delaware limited partnership, GV Investment LLC ("GVI"), a Delaware limited liability company, Frederic V. Malek ("Malek") and Thayer Equity Investors III, L.P. ("Thayer"), a Delaware limited partnership, which agreement is as follows:

1.  CONTRIBUTIONS BY TCF III.

         1.1 At the Closing (defined in Paragraph 8.1), TCF III will contribute to the Company $8,000,000 in cash in exchange for 8,000,000 Units of equity ownership in the Company ("Units").

         1.2 Each time Classic Vacation Group, Inc. ("CVG") requests that the Company purchase Exchangeable Senior Subordinated Notes due 2006 ("Exchangeable Notes" and, together with the Company's Convertible Senior Subordinated Notes due 2006, "Notes") from it in accordance with a Note Purchase Agreement (the "Note Purchase Agreement") between CVG and the Company dated the same date as this Agreement, other than the purchase of Notes at the Initial Closing under the Note Purchase Agreement, TCF III will contribute to the Company, within four business days after the request by the Company, a sum equal to 80% of the purchase price of the Notes in exchange for Units at the rate of one Unit for each $1 contributed by TCF III pursuant to this Paragraph 1.2. The obligation of TCF III to make contributions under this Paragraph 1.2 is limited to $11,400,000.

         1.3 When the Company requests funds in order to (i) fund capital contributions to CVG Acquisition Corporation ("Acquisition") to be used by Acquisition to pay the purchase price of shares of CVG common stock which are tendered in response to a tender offer (the "Tender Offer") by Acquisition for stock of CVG at a price (the "Tender Offer Price") of $0.15 per share (or another price approved by TCF III and Thayer) or to be paid to shareholders of CVG as a result of a merger (the "Merger") of CVG with Acquisition in which shareholders of CVG other than Acquisition and the Company will receive cash equal to the price per share paid in the Tender Offer, or (ii) pay expenses of the Tender Offer or the Merger, TCF III will contribute to the Company, within two business days after the request by the Company, 80% of the sum requested by the Company in exchange for Units at the rate of one Unit for each $1 contributed by TCF III pursuant to this Paragraph 1.3. The obligation of TCF III to make contributions pursuant to this Paragraph 1.3 is limited to $600,000.

         1.4 If at a time when Malek is required to make a contribution to the Company as provided in Paragraph 4, Thayer's Advisory Committee (the "TEI Advisory Committee") has not approved Malek's acquiring interests in CVG and no Permitted Thayer Transferee (as that term is defined in the Company's Limited Liability Company Agreement (the "LLC Agreement")) other than Malek makes that contribution when Malek was required to make it, TCF III will make the contribution which, by reason of Paragraph 4.2, Malek was not able to make, and TCF III will receive one Unit for each $1 contributed by TCF III pursuant to this Paragraph 1.4.

         1.5 If Thayer does not make any of the contributions to the Company contemplated in Paragraph 3.4 because CVG's Board of Directors (the "CVG Board") recommends to CVG's shareholders that they not tender their shares in response to the Tender Offer, TCF III will make the contributions contemplated by Paragraph 3.4 which Thayer does not make, and TCF III will receive one Unit for each $1 contributed by TCF III pursuant to this Paragraph 1.5.
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2.  CONTRIBUTIONS BY GVI.

         2.1 If at December 31, 2001 (the "Securities Contribution Date") (i) the Securities Contribution Condition and the conditions in Paragraph 10.1 have been fulfilled, at the Subsequent Closing (defined in Paragraph 8.2), GVI will contribute to the Company 386,300 shares of common stock of CVG ("Common Stock") in exchange for 57,945 Units. The "Securities Contribution Condition" will be that Acquisition will have notified TCF III and Thayer that Acquisition intends to accept for payment and pay for all the shares of Common Stock that are properly tendered in response to the Tender Offer and not withdrawn by the time the Tender Offer expires.

         2.2 At the Third Closing, GVI will contribute 6,099,749 shares of Common Stock to the Company in exchange for 914,962 Units.

3.  CONTRIBUTIONS BY THAYER.

         3.1 At the Closing, Thayer will contribute to the Company $2,000,000 in cash in exchange for 2,000,000 Units.

         3.2 If at the Securities Contribution Date, the Securities Contribution Condition and the conditions in Paragraph 10.2 have been fulfilled, at the Subsequent Closing Thayer will contribute to the Company 3,500,000 shares of Common Stock in exchange for 525,000 Units.

         3.3 Each time CVG requests that the Company purchase Notes from it in accordance with the Note Purchase Agreement, other than the purchase of Notes at the Initial Closing under the Note Purchase Agreement, Thayer will contribute to the Company, within four business days after the request by the Company accompanied by a statement that the Company intends to purchase the Notes as requested, a sum equal to 20% of the purchase price of the Notes in exchange for Units at the rate of one Unit for each $1 contributed by Thayer pursuant to this Paragraph 3.3. The obligation of Thayer to make contributions under this Paragraph 3.3 is limited to $1,850,000.

         3.4 Each time the Company requests funds in order to (i) fund capital contributions to Acquisition to be used by Acquisition to pay the purchase price of shares of CVG common stock which are tendered in response to the Tender Offer or to be paid to shareholders of CVG as a result of the Merger, or (ii) pay expenses of the Tender Offer or the Merger, Thayer will, within two business days after the request from the Company, contribute to the Company 20% of the sum requested by the Company in exchange for Units at the rate of one Unit for each $1 contributed by Thayer pursuant to this Paragraph 3.4. The obligation of Thayer to make contributions under this Paragraph 3.4 (i) is limited to $150,000 and (ii) is subject to the condition that the CVG Board not have recommended to CVG's shareholders that they not tender their shares in response to the Tender Offer.

4.  OBLIGATIONS OF MALEK.

         4.1 Subject to the condition in Paragraph 4.2, beginning at such time as the total amount contributed by Thayer to the Company under Paragraphs 3.1 and 3.3 equals $3,850,000, each time CVG requests that the Company purchase Notes from it in accordance with the Note Purchase Agreement, Malek will contribute to the Company, within four business days after the request by the Company accompanied by a statement that the Company intends to purchase the Notes as requested, a sum equal to 20% of the purchase price of the Notes in

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exchange for Units at the rate of one Unit for each $1 contributed by Malek pursuant to this Paragraph 4.1. The obligations of Malek to make contributions under this Paragraph 4.1 are limited to $1 million.

         4.2 Malek's obligations under this Paragraph 4 are subject to approval by the TEI Advisory Committee of Malek's acquiring Units as contemplated by this Agreement. Malek will have no obligations under this Paragraph 4 unless and until the TEI Advisory Committee approves Malek's acquiring Units as contemplated by this Agreement. If the TEI Advisory Committee has not approved Malek's acquiring Units by the time Malek is required by Paragraph 4.1 to make a contribution to the Company, Malek may (but will not be required to) designate another Permitted Thayer Transferee to make that contribution and receive in exchange for the contribution the Units Malek would have received if he had made the contribution. In order to designate another Permitted Thayer Transferee to make a contribution, Malek will give the Company notice of the designation on or before the day on which the contribution is due. If the approval of the TEI Advisory Committee comes after another Permitted Thayer Transferee, or TCF III in accordance with Section 1.5, has made, some but not all of the contributions Malek is required to make under Paragraph 4.1, Malek will make the remaining contributions he is required to make under that Paragraph and will receive the Units which are to be exchanged for those remaining contributions.

5.  TRANSACTIONS BETWEEN TCF III AND THAYER.

         5.1 If Thayer contributes 3,500,000 shares of Common Stock to the Company at the Subsequent Closing, as contemplated by Paragraph 3.2, at the Third Closing described in Paragraph 8.3, (a) TCF III will sell to Thayer $4,950,353 principal amount of 9% Pass-Through Notes of GVI ("GVI Notes"), and Thayer will transfer to TCF III, in exchange for those GVI Notes, 6,099,749 shares of Common Stock and 225,419 Units.

         5.2 TCF III hereby grants Thayer an option (the "9% Notes Option") to purchase from TCF III, if the Note Purchase Agreement is terminated or terminates under Paragraph 8.2 of the Note Purchase Agreement and Thayer does not acquire GVI Notes in accordance with Paragraph 5.1 (but not otherwise), $3,897,945 principal amount of GVI Notes. The exercise price of the 9% Notes Option will be $897,945. The Note Purchase Option will be exercisable from and after the date the Note Purchase Agreement is terminated or terminates under Paragraph 8.2 until the 9% Notes are paid in full. The 9% Notes Option will survive any termination of this Agreement.

6.  TRANSACTION BETWEEN TCF III AND GVI.

         6.1 If Thayer transfers to TCF III 6,099,749 shares of Common Stock and 225,419 Units as contemplated in Paragraph 5.1, at the Third Closing, TCF III will transfer those shares and Units to GVI, and GVI will deliver to TCF III in exchange for those shares and Units a GVI Note in the principal amount of $4,950,353.

         6.2 If Thayer exercises the 9% Notes Option, when Thayer does that, GVI will deliver to TCF III GVI Notes in the principal amount of $3,897,953 and in payment for those GVI Notes, TCF III will pay to GVI III the sum TCF III receives as the exercise price of the 9% Notes Option.

7.  RECISION OF TRANSACTIONS; CONTRIBUTIONS OF NOTES.

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         7.1 If (a) the Note Purchase Agreement is terminated or terminates under Paragraph 8.2 of the Note Purchase Agreement, or (b) the Securities Contribution Condition is satisfied on or before the Securities Contribution Date, but despite that Acquisition does not accept for payment, and promptly pay for, the shares of Common Stock that are properly tendered in response to the Tender Offer and not withdrawn, but any of TCF III, GVI or Thayer has already transferred any Common Stock or GVI Units in accordance with any provision of this Agreement, as promptly as practicable (and under the circumstances described in clause (a), in any event before 11:59 p.m. on December 31, 2001),
(i) the transaction in which the Common Stock or GVI Units were transferred will be rescinded, (ii) the person to which the Common Stock or GVI Units were transferred will return that Common Stock or those GVI Units to the person that transferred them, and (iii) the person that transferred the Common Stock or GVI Units will return the Units or other consideration which was received in exchange for the Common Stock or GVI Units and (iv) the parties to this Agreement will have no further obligations under any of Paragraphs 2.1, 3.2, 4.1, 5.1, or 6.1 of this Agreement.

         7.2 If at any time when the Company or its subsidiaries own all the outstanding stock of CVG and it would not violate the Allied Note for GVI to contribute 9% Notes to the Company and the Company to contribute those 9% Notes to CVG (or the Allied Note is no longer outstanding), either TCF III or Thayer requests that GVI contribute a specified principal amount of 9% Notes to the Company (up to, but not exceeding, a principal amount of 9% Notes which is five times the total principal amount of all the outstanding GVI Notes), on a day specified in the request which is not fewer than five nor more than twenty business days after the day on which the request is given, (i) GVI will contribute to the Company the requested principal amount of 9% Notes, (ii) Thayer will contribute to the Company GVI Notes with a principal amount equal to 20% of the principal amount of the 9% Notes GVI contributes to the Company,
(iii) the Company will contribute the 9% Notes it receives from GVI to CVG, (iv) the GVI Notes which are held by the Company will be deemed amended to remove any obligation that GVI make payments with regard to those GVI Notes other than with proceeds of 9% Notes and (v), the Company will transfer to GVI the GVI Notes the Company receives from Thayer. Nothing in this Paragraph 7.2 will effect a departure from the basic principle that Thayer will receive, through GVI Notes, 20% of the benefits of the ownership of the outstanding 9% Notes after payment of sums due with regard to the Allied Note, and Thayer will receive 20% of the benefits of ownership of the Company (or such other percentage of those benefits as the number of Units Thayer owns is of all the outstanding Units). No Units will be issued in respect of any contribution to CVGI pursuant to this Paragraph
7.2. Each GVI Note will bear a legend stating that it is subject to this Paragraph.

         7.3 While any GVI Notes are outstanding, TCF III will not transfer any of its equity ownership in GVI, other than (i) to a Permitted TCR Transferee,
(ii) in connection with a transfer of TCF III's entire interest in CVGI and all TCF III's other direct or indirect interest in equity or debt securities of CVG, or (iii) as part of a sale required by Paragraph 7.5 of the LLC Agreement.

8.  CLOSINGS.

         8.1 The Closing of the capital contributions to the Company described in Sections 1.1 and 3.1 (the "Closing") will take place at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York at the time and on the date (the "Closing Date") which are the time and date of the closing under the Note Purchase Agreement. At the Closing, the following will occur:

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                  8.1.1 TCF III will do the following:

                           a. Deliver to the Company evidence of a wire transfer
                  to an account specified at least 24 hours before the Closing by the Company of $8,000,000 in immediately available funds.

                           b. Deliver to Company a letter in which TCF III
                  acknowledges that it will be acquiring the Units that will be issued to it at the Closing for investment and not with a view to the resale or distribution of those Units (except that TCF III may transfer some or all of those Units to GVI or another Permitted TCR Transferee, as that term is defined in the LLC Agreement).

                  8.1.2 Thayer will do the following:

                           a. Deliver to the Company evidence of a wire transfer
                  to an account specified at least 24 hours before the Closing by the Company of $2,000,000 in immediately available funds.

                           b. Deliver to Company a letter in which Thayer
                  acknowledges that it will be acquiring the Units that will be issued to it at the Closing for investment and not with a view to the resale or distribution of those Units (except that Thayer may transfer some or all of those Units to Permitted Thayer Transferees, as that term is defined in the LLC Agreement).

                  8.1.3 The Company will do the following:

                           a. Deliver to TCF III a certificate representing
                  8,000,000 Units.

                           b. Deliver to Thayer a certificate representing
                  2,000,000 Units.

         8.2 The closing of the transactions described in Paragraphs 2.1 and 3.2 (the "Subsequent Closing") will take place at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York at 5:00 p.m. New York City time, on the Securities Contribution Date. At the Subsequent Closing, the following will occur (subject to fulfillment or waiver of the respective conditions to GVI's and Thayer's obligations set forth in Paragraphs 2 and 3):

                  8.2.1 GVI will do the following:

                           a. Deliver to the Company certificates representing
                  386,300 shares of Common Stock, endorsed or accompanied by documents of assignment that comply with the requirements of
                  Section 8-401 of the Uniform Commercial Code as in effect in New York State ("Section 8-401").

                           b. Deliver to the Company a letter by which GVI
                  acknowledges that it will be acquiring the Units that will be issued to it at the Subsequent Closing for investment and not with a view to the resale or distribution of those Units (except that GVI may transfer some or all of those Units to TCF III or to Permitted TCR Transferees).

                  8.2.2 Thayer will do the following:

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                           a. Deliver to the Company certificates representing
                  3,500,000 shares of Common Stock, endorsed or accompanied by documents of assignment that comply with the requirements of
                  Section 8-401.

                           b. Deliver to the Company a letter in which Thayer
                  acknowledges that it will be acquiring the Units that will be issued to at the Subsequent Closing for investment, and not with a view to the resale or distribution of those Units (except that Thayer may transfer some or all of those Units to Permitted Thayer Transferees).

                  8.2.3 The Company will do the following.

                           a. Deliver to GVI a certificate representing 57,945
                  Units.

                           b. Deliver to Thayer a certificate representing
                  525,000 Units.

         8.3 The closing of the transactions described in Paragraphs 2.2, 5.1 and 6.1 (the "Third Closing") will take place at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York at 5:00 p.m. New York City time, on the day after the day on which the Subsequent Closing takes place (and subject to all the obligations of all the parties at the Subsequent Closing being fulfilled or waived). At the Third Closing, the following will occur:

                  8.3.1 GVI will do the following:

                           a. Deliver to the TCF III $4,950,353 principal amount
                  of GVI Notes.

                           b. Deliver to the Company certificates representing
                  6,099,749 shares of Common Stock, endorsed or accompanied by documents of assignment that comply with the requirements of
                  Section 8-401.

                           c. Deliver to the Company a letter by which GVI
                  acknowledges that it will be acquiring the Units that will be issued to it at the Third Closing for investment and not with a view to the resale or distribution of those Units (except that GVI may transfer some or all of those Units to TCF III or to Permitted TCF III Transferees).

                  8.3.2 TCF III will do the following:

                           a. Deliver to Thayer $4,950,353 principal amount of
                  GVI Notes.

                           b. Deliver to GVI certificates representing 6,099,749
                  shares of Common Stock, endorsed or accompanied by documents of assignment that comply with the requirements of Section 8-401.

                           c. Deliver to GVI certificates representing 225,419
                  Units, endorsed or accompanied by documents of assignment which comply with the requirements of Section 8-401.

                  8.3.3 Thayer will do the following:


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                           a. Deliver to TCF III certificates representing
                  6,099,749 shares of Common Stock, endorsed or accompanied by documents of assignment that comply with the requirements of
                  Section 8-401.

                           b. Deliver to TCF III certificates representing
                  225,419 Units, endorsed or accompanied by documents of assignment that comply with the requirements of Section 8-401.

                  8.3.4 The Company will do the following:

                           a. Deliver to GVI a certificate representing 914,962
                  Units.

         8.4 Each time TCF III, Thayer or Malek makes a contribution to the Company under Paragraph 1.2, 1.3, 1.4, 1.5, 3.3, 3.4 or 4.1, (a) the applicable one of them will deliver to the Company (i) evidence of a wire transfer to an account specified by the Company of the applicable sum, and (ii) a letter acknowledging that it will be acquiring the Units which are being issued in exchange for the contribution of that sum for investment, and not with a view to their resale or distribution, and (b) the Company will deliver to the applicable one of them a certificate representing those Units.

9.  FAILURE OF PARTY TO PERFORM.

         9.1 If TCF III fails to fulfill any of its obligations to make contributions to the capital of the Company as contemplated by any of Paragraphs 1.1, 1.2, 1.3, 1.4 and 1.5, or Thayer fails to fulfill any of its obligations to make contributions to the capital of the Company as contemplated by any of Paragraphs 3.1. 3.3 and 3.4, and that failure continues for more than four business days (or, as to obligations under Paragraphs 1.3 or 3.4, within two business days) after the day on which Thayer notifies TCF III in writing, or TCF III notifies Thayer in writing, that the other of them has failed to fulfill an obligation under this Agreement (specifying in reasonable detail the nature of the failure), Thayer or TCF III will have the option (but will not be required) to make the capital contribution which the other of them failed to make and to receive in exchange the Units which the other of them would have received if it had made the capital contribution.

10. CONDITIONS TO OBLIGATIONS.

         10.1 The obligations of TCF III and GVI at the Closing, at the Subsequent Closing, at the Third Closing and under Paragraph 8.4 will be subject to the following conditions (any or all of which may be waived by TCF III):

                  10.1.1 The Company, Thayer and Malek each will have fulfilled in all material respects all its or his obligations which are required to have been fulfilled at or prior to the Closing or the Subsequent Closing, as the case may be.

                  10.1.2 The Company and CVG will have signed the Note Purchase Agreement.

                  10.1.3 All the conditions to the concurrent closing under the Note Purchase Agreement (other than the Company's payment of the purchase price of the Notes and the issuance of the Notes) will have been fulfilled or waived.

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                  10.1.4 As to the Subsequent Closing and the Third Closing (but
         not the Closing or the obligations under Paragraph 8.4), the (a) closing under the Note Purchase Agreement will have taken place and (b) there will not be an unwaived Event of Default under the Notes.

                  10.1.5 The Note Purchase Agreement will not have been terminated or have terminated, and, as to each of the Subsequent Closing and the Third Closing (but not the Closing or the obligations under Paragraph 8.4), CVG will not, before the applicable one of those events takes place, have entered into a definitive agreement of the type described in Paragraph 8.2(b) of the Note Purchase Agreement.

         10.2 The obligations of Thayer and Malek at the Closing, at the Subsequent Closing, at the Third Closing and under Paragraph 8.4 will be subject to the following conditions (any or all of which may be waived by Thayer):

                  10.2.1 The Company, TCF III and GVI each will have fulfilled in all material respects all its obligations which are required to have been fulfilled at or prior to the Closing, the Subsequent Closing or the Third Closing, as the case may be.

                  10.2.2 The Company and CVG will have signed the Note Purchase Agreement.

                  10.2.3 All the conditions to the Closing under the Note Purchase Agreement (other than the Company's payment of the purchase price of the Notes and the issuance of the Notes) will have been fulfilled or waived.

                  10.2.4 As to the Subsequent Closing (but not the Closing), the Third Closing and the obligations under Paragraph 8.4, (a) the closing under the Note Purchase Agreement will have taken place and (b) there will not be an unwaived Event of Default under the Notes.

                  10.2.5 As to the Third Closing (but not the Closing or the Subsequent Closing), GVI will have delivered to Thayer a certificate of an officer of GVI stating that the issuance of the GVI Notes will not violate or constitute a default under the Allied Note.

                  10.2.6 The Note Purchase Agreement will not have been terminated or have terminated, and, as to each of the Subsequent Closing and the Third Closing (but not the Closing or the obligations under Paragraph 8.4), CVG will not, before the applicable one of those events takes place, have entered into a definitive agreement of the type described in Paragraph 8.2(b) of the Note Purchase Agreement.

         10.3 The obligations of the Company at the Closing are subject to the following conditions (any or all of which may be waived by the Company):

                  10.3.1 TCF III and Thayer each will have fulfilled in all material respects all its obligations under this Agreement which are required to be fulfilled at or prior to the Closing.

11. REPRESENTATIONS AND WARRANTIES.

         11.1 The Company represents and warrants to each of TCF III, GVI, Thayer and Malek as follows:

                  11.1.1 The Company is a limited liability company which has been duly formed under the laws of the State of Delaware.

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                  11.1.2 The Company has all the power and authority that is necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All actions necessary to authorize the Company to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement and the LLC Agreement each has been duly executed by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

                  11.1.3 Neither the execution or delivery of this Agreement, the LLC Agreement or the Note Purchase Agreement, nor the consummation of the transactions contemplated by this Agreement or by the Note Purchase Agreement, will violate, result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, the LLC Agreement, any other agreement or instrument to which the Company is a party or by which it is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Company.

                  11.1.4 When the Company issues Units as contemplated by this Agreement, those Units will be valid Units representing equity ownership interests in the Company as provided in the LLC Agreement.

         11.2 TCF III represents and warrants to the Company, Thayer and Malek as follows:

                  11.2.1 TCF III is a limited partnership, which has been duly formed and is validly existing under the laws of the State of Delaware Limited Partnership Act.

                  11.2.2 TCF III has all power and authority that is necessary to enable it to enter into this Agreement and the LLC Agreement and carry out the transactions contemplated by this Agreement. All actions necessary to authorize TCF III to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement and the LLC Agreement each has been duly executed by TCF III and is a valid and binding agreement of TCF III, enforceable against TCF III in accordance with its terms.

                  11.2.3 Neither the execution or delivery of this Agreement or the LLC Agreement, nor the consummation of the transactions contemplated by this Agreement, will violate, result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under the Limited Partnership Agreement of TCF III, any other agreement or instrument to which TCF III is a party or by which it is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over TCF III.

                  11.2.4 When TCF III transfers GVI Notes to Thayer in accordance with Paragraph 5.1 or upon exercise of the 9% Notes Option, Thayer will become the owner of those GVI Notes, free and clear of any liens or encumbrances, other than liens or encumbrances imposed by reason of acts of Thayer.

         11.3 GVI represents and warrants to the Company, Thayer and Malek as follows:

                  11.3.1 GVI is a limited liability company which has been duly formed and is validly existing under the laws of the State of Delaware.

                  11.3.2 GVI has all power and authority that is necessary to enable it to enter into this Agreement and the LLC Agreement and carry out the transactions contemplated by this

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
         Agreement. All actions necessary to authorize GVI to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement and the LLC Agreement each has been duly executed by GVI and is a valid and binding agreement of GVI, enforceable against GVI in accordance with its terms.

                  11.3.3 Neither the execution or delivery of this Agreement or the LLC Agreement nor the consummation of the transactions contemplated by this Agreement will violate, result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under the Limited Liability Company Agreement of GVI, any agreement or instrument to which GVI is a party or by which it is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over GVI.

                  11.3.4 GVI owns the 386,300 shares of CVG Common Stock which it will be delivering to the Company at the Subsequent Closing, no consents of any other persons are required to permit GVI to deliver those shares of Common Stock to the Company as contemplated by this Agreement, and when the Company receives those shares of CVG Common Stock from GVI as contemplated by this Agreement, the Company will own those shares of Common Stock free and clear of any liens, encumbrances or claims of other persons, other than liens or encumbrances imposed by reason of acts of the Company.

                  11.3.5 When GVI issues either (i) the GVI Notes which GVI delivers to TCF III in accordance with Paragraph 8.3.1 or (ii) the GVI Notes which TCF III delivers to Thayer upon exercise of the 9% Notes Option, those GVI Notes will be valid and binding obligations of GVI, enforceable against GVI in accordance with their terms.

                  11.3.6 The total principal amount of 9% Notes held by GVI at the date of this Agreement (including Notes issued as interest on other Notes, but not including Notes the proceeds of which are committed to making payments under a 12% Partially Exchangeable Note dated June 20, 2000 (the "Allied Note") in the original principal amount of $5,500,000, which GVI issued to Allied Capital Corporation) is $24,751,765.

         11.4 Thayer represents and warrants to TCF III, GVI and the Company as follows:

                  11.4.1 Thayer is a limited partnership which has been duly formed and is validly existing under the laws of the State of Delaware.

                  11.4.2 Thayer has all power and authority that is necessary to enable it to enter into this Agreement and the LLC Agreement and carry out the transactions contemplated by this Agreement. All actions necessary to authorize Thayer to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement and the LLC Agreement each has been duly executed by Thayer and is a valid and binding agreement of Thayer, enforceable against Thayer in accordance with its terms.

                  11.4.3 Neither the execution or delivery of this Agreement or the LLC Agreement nor the consummation of the transactions contemplated by this Agreement will violate, result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under the Limited Partnership Agreement of Thayer, any agreement or instrument to which Thayer is a party or by which it is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over Thayer.

                  11.4.4 Thayer owns, and on the Securities Contribution Date Thayer will own, 9,599,749 shares of Common Stock, no consents of any other persons are required to permit Thayer to deliver those shares of Common Stock to the Company as contemplated by this Agreement, and when the Company or TCF III receives shares of Common Stock from Thayer as contemplated by this Agreement, the Company will own those shares of Common Stock free and clear of any liens, encumbrances or claims of other persons, other than liens or encumbrances imposed by reason of acts of the Company or TCF III, as the case may be.

         11.5 Malek represents and warrants to each of TCF III, GVI and the Company as follows:

                  11.5.1 Malek is an individual.

                  11.5.2 Malek has all power and authority that is necessary to enable him to enter into this Agreement and carry out the transactions contemplated by this Agreement without any consents or authorizations by any other persons (other than the approval of the TEI Advisory Committee described in Section 4.2). This Agreement has been duly executed by Malek and is a valid and binding agreement of Malek, enforceable against Malek in accordance with its terms.

                  11.5.3 Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will violate, result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any agreement or instrument to which Malek is a party or by which he is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over Malek.

12. VOTING OBLIGATIONS

         12.1 TCF III, GVI and Thayer each will do all things in its power, including voting all shares of CVG stock which it owns or otherwise has the power to vote, to cause CVG to fulfill all its obligations under the Note Purchase Agreement and the Notes and to cooperate in all reasonable ways in connection with the transactions which are the subject of this Agreement.

         12.2 TCF III, GVI and Thayer each will vote all Units which it owns or otherwise has the power to vote in the manner required by Paragraph 5.4 of the Limited Liability Company Agreement.

         12.3 TCF III, GVI and Thayer each will do all things in its power, including voting all Units held by it, to cause the Company to adopt as soon as practicable after completion of the Third Closing a plan under which senior management personnel of CVG and its subsidiaries selected by TCF III and Thayer
(a) would purchase an aggregate of 300,000 Units at a price of $1 per Unit, subject to such vesting provisions (extending for not more than five years) as the Board might determine to be appropriate, and (b) would be permitted to pay for the Units with five year promissory notes, secured by the Units being purchased, and with recourse against the respective makers for at least 50% of the principal of the notes (subject to cancellation of the notes to the extent shares are forfeited before they are vested).

         12.4 If the Company distributes securities of CVG to its Members, TCF III and GVI will, and as promptly as practicable will cause any Permitted TCR Transferees to which the CVG securities are distributed or transferred to, enter into such agreements as Thayer may reasonably request in order effectively to preserve the benefits to which Thayer would be entitled, and Thayer will, and as promptly as practicable will cause any Permitted Thayer Transferees to which the CVG securities are distributed, to enter into such agreements as TCF III may reasonably request in order effectively to preserve the benefits to which TCF III would be entitled, under paragraphs 3.5.5, 5.4.1.b, 7.3, 7.4, 7.5, 8.1 and 10.4 of the LLC Agreement if no distribution had taken place.

13. TRANSACTIONS INVOLVING ALLIED NOTE

         13.1 If TCF III, GVI or any of their respective affiliates purchases the 12% Partially Exchangeable Note dated June 20, 2000 (the "Allied Note") issued by GVI to Allied Capital Corporation in the original principal amount of $5,500,000, TCF III or GVI, as the case may be, will (or will cause its affiliate to) (a) notify Thayer not later than 10 days after the day of the purchase of (x) the principal amount of the Allied Note which has been purchased and (y) the purchase price (including accrued interest) paid for it, and (b) grant Thayer the option, exercisable by a notice given by Thayer to the person which grants the option not later than 30 days after the day on which the notice is given to Thayer, to purchase 20% of the principal amount of the Allied Note specified in the notice to Thayer for 20% of the purchase price specified in the notice to Thayer, plus accrued interest at the rate specified in the Allied Note on the 20% of the purchase price from the date the Allied Note was purchased to the date Allied pays for the portion of the Allied Note it is purchasing.

         13.2 If at any time when the GVI Note is outstanding and not held by the Company, GVI prepays or redeems the Allied Note in whole or in part, GVI will (a) notify Thayer not later than 10 days after the day of the prepayment or redemption that the Allied Note has been prepaid or redeemed, including (x) the balance of the principal amount evidenced by Allied Note which was prepaid or redeemed and the amount of accrued interest paid in connection with the prepayment or redemption, and (y) the amount (including accrued interest) paid by GVI to prepay or redeem the Allied Note, and (b) grant Thayer the option, exercisable by a notice given by Thayer to GVI not later than 30 days after the day on which GVI gives the notice to Thayer, to purchase from GVI additional GVI Notes in a principal amount equal to 20% of the sum of the principal amount evidenced by the Allied Note which was prepaid or redeemed and the accrued interest on the Allied Note paid in connection with the prepayment or redemption for a purchase price equal to 20% of the excess of (i) the amount (including accrued interest) paid by GVI to prepay or redeem the Allied Note, over (ii) any portion of that amount which was paid with proceeds of payments of principal or interest with regard to the 9% Notes. The GVI Note will be dated the date it is issued by GVI to Thayer and will begin to accrue interest on the day it is issued, except that a portion of the GVI Note equal to the amount described in clause (ii) will begin to accrue interest on the day of the prepayment or redemption.

         13.3 If at any time there is a modification, amendment, change or alteration (collectively, "modification") of the Allied Note which reduces the principal or interest payable with regard to the Allied Note or changes the time when any payments of principal or interest are required to be made, that will be treated as a prepayment of the Allied Note which is subject to the provisions of Paragraph 13.2 (with any sum paid by GVI to obtain the modification, other than to the extent that sum is paid with proceeds of payments of principal or interest with regard to the 9% Notes, being the amount it paid to prepay the Allied Note) in an amount equal to (i) the discounted value of all the future payments of principal and interest required to be made with regard to the Allied Note without the modification, minus (ii) the discounted value of all the future payments of principal and interest required to be made with regard to the Allied Note after the modification, in each case using a discount rate of 9% per annum compounded on the Interest Payment Dates under the 9% Notes.

14. MISCELLANEOUS.

                  14.1.1 The reasonable expenses of each of the parties to this Agreement in connection with the transactions which are the subject of this Agreement or the Note Purchase Agreement, including legal fees and disbursements, will be included as expenses of the Company which are subject to reimbursement by CVG under the Note Purchase Agreement.

                  14.1.2 The obligation of the Company and CVG together to pay or reimburse expenses of TCF III and its affiliates (including Permitted TCR Transferees, as that term is defined in the LLC Agreement) or to pay or reimburse expenses of Thayer and its affiliates (including Permitted Thayer Transferees, as that term is defined in the LLC Agreement), other than expenses in connection with the transactions which are the subject of this Agreement or the Note Purchase Agreement, will be limited with regard to any 12 month period to $100,000 as to TCF III and its affiliates (including Permitted TCR Transferees) and to $100,000 as to Thayer and its affiliates (including Permitted Thayer Transferees). For the purposes of this subparagraph, the amount the Company or CVG will be deemed to pay with regard to travel or other expenses borne by the Company or CVG will be the out of pocket amount the Company or CVG pays with regard to those expenses.

         14.2 This Agreement and the agreements referred to in it contain the entire agreement among the parties relating to the transactions which are the subject of this Agreement and the agreements referred to in it. All prior negotiations, understandings or agreements between or among any of the parties to this Agreement are superseded by this Agreement, and there are no representations, warranties, understandings or agreements between or among any of the parties to this Agreement concerning the transactions which are the subject of this Agreement or the agreements referred to in it other than those expressly set forth in this Agreement or the agreements referred to in it.

         14.3 This Agreement is for the benefit of the parties to it, their respective successors and any permitted assigns. This Agreement is not intended to be for the benefit of, or to give any rights to, anybody other than the parties, their respective successors and any permitted assigns.

         14.4 The captions of Sections of this Agreement are for convenience only, and do not affect the meaning or interpretation of this Agreement.

         14.5 Except as specifically provided in this Agreement, neither this Agreement nor any rights of any party under it may be assigned.

         14.6 The parties acknowledge that (i) it would not be possible to purchase in the market or otherwise, other than from the parties to this Agreement, GVI Notes or nearly as many as 9,599,749 shares of Common Stock, (ii) because of the investments the parties have made or will be making in CVG, the damage to Thayer and the Company if TCF III did not sell GVI Notes to Thayer as contemplated by Paragraph 5.1 or 5.2, and the damage to TCF III if Thayer did not contribute to the Company or transfer to TCF III a total of 9,599,749 shares of Common Stock as contemplated by Paragraphs 3.2 and 5.1, would exceed the monetary value of those GVI Notes or shares of Common Stock, but would not be readily measurable. Therefore the parties agree that, in addition to any other remedies to which any of them may be entitled, (x) if TCF III does not transfer GVI Notes to Thayer as contemplated by Paragraph 5.1 or on exercise of the 9% Notes Option, Thayer will be entitled to specific performance to enforce the obligation of GVI to issue those GVI Notes and the obligation of TCF III to deliver them to Thayer and (y) if Thayer does not contribute or transfer 9,599,749 shares of Common Stock as contemplated by Paragraphs 3.2 and 5.1, TCF III will be entitled to specific performance to enforce the obligation of Thayer to contribute shares of Common Stock to the Company and transfer shares of Common Stock to TCF III.

         14.7 Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which it is mailed by first-class registered mail, return receipt requested, from within the United States of America, to the following addresses ( or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

         If to TCF III, or GVI or the Company:

         c/o Three Cities Research, Inc.
         650 Madison Avenue
         New York, New York  10022
         Attention:  J. William Uhrig
         Facsimile No.:  (212) 980-1142

         with a copy to:

         David W. Bernstein
         Clifford Chance Rogers & Wells LLP
         200 Park Avenue
         New York, New York  10166
         Facsimile No.:  (212) 878-8375

         If to Thayer:

         Thayer Equity Investors III, L.P.
         c/o Thayer Capital Partners
         1455 Pennsylvania Avenue, N.W.
         Suite 350
         Washington, DC  20004
         Attention:  Daniel Raskas
         Facsimile No.:  (202) 371-0391

         with a copy to:

         Michael T. Edsall
         Kirkland & Ellis
         655 Fifteenth Street, N.W.
         Suite 1200
         Washington, DC 20005
         Facsimile No.: (202) 879-5200

         If to Malek:

         Frederic V. Malek
         c/o Thayer Capital Partners
         1455 Pennsylvania Avenue, N.W.
         Suite 350
         Washington, DC  20004
         Facsimile No.:  (202) 371-0391

         with a copy to:

         Michael T. Edsall
         Kirkland & Ellis
         655 Fifteenth Street, N.W.
         Suite 1200
         Washington, DC 20005
         Facsimile No.: (202) 879-5200

         14.8 This Agreement will be governed by, and construed under, the substantive laws of the State of Delaware.

         14.9 This Agreement may be amended by, but only by, a document in writing signed by each of TCF III and Thayer and, beginning at such, if any, time as the TEI Advisory Committee approves Malek's acquiring Units as contemplated by this Agreement, by Malek, except that even before the TEI Advisory Committee approves Malek's acquiring Units as contemplated by this Agreement, any amendment which would adversely affect Malek's rights or obligations under this Agreement must be signed by Malek, as well as by TCF III and Thayer.

         14.10 This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties to this Agreement have executed it, intending to be legally bound by it, on the day shown on the first page of this Agreement.

                                            CVG INVESTMENT LLC


                                            By:    /s/ Jeanette Welsh
                                                -------------------------------

                                            THREE CITIES FUND III, L.P.
                                            By: TCR Associates III, L.L.C.
                                                   General Partner
                                                   By: TCR GP. L.L.C.
                                                       Managing Member


                                            By:   /s/ Willem de Vogel
                                                -------------------------------
                                                     Managing Member

                                            GV INVESTMENT LLC


                                            By:   /s/ Jeanette Welsh
                                                -------------------------------


                                            THAYER EQUITY INVESTORS III, L.P.
                                            By TC Equity Partners, L.L.C.'
                                                     Its general partner


                                            By:   /s/ Daniel A. Raskas
                                                -------------------------------



                                                  /s/ Frederic V. Malek
                                                -------------------------------
                                                     Frederic V. Malek